Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	MSA (MSA Safety Incorporated)

Ticker: MSA (NYSE)

Media Contact: Mark Deasy – (724) 741-8570

Investor Relations Contact: Kenneth Krause – (724) 741-8534

MSA to Acquire Firefighter Turnout Gear Manufacturer Globe Manufacturing Company

•	With this acquisition, MSA strengthens its position as a leader in the North American market for firefighter personal protective equipment (PPE), while expanding its core product portfolio in a key customer segment

•	Transaction is valued at $215 million, or approximately 2 times revenue and 9 times EBITDA on trailing 12-month basis

•	Expected to be accretive to GAAP reported EPS in the first 12 months following the closing of the transaction

•	Transaction will be financed through incremental borrowings with an after-tax cost of less than 2 percent

PITTSBURGH, June 28, 2017 – MSA Safety Incorporated (NYSE: MSA) today announced that it has entered into a definitive agreement to acquire Globe Holding Company, LLC (“Globe”) in an all-cash transaction valued at $215 million. Based in Pittsfield, NH, Globe is a leading innovator and provider of firefighter protective clothing and boots, with annual revenue of approximately $110 million and 420 employees at four U.S. locations.

“Helping to keep firefighters safe has been a constant of MSA’s mission since the 1920s,” said William M. Lambert, MSA Chairman and CEO. “With virtually no product overlap, this acquisition aligns extremely well with our corporate strategy in that it strengthens our leading position in the North American fire service market and it expands our Core Product portfolio in a key customer segment.”

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Founded in 1887, Globe is North America’s oldest and largest manufacturer of firefighter protective clothing – referred to as ‘turnout gear’ in the fire service industry. The company has earned a reputation for providing high quality, customized gear that combines innovative design with advanced construction methods that utilize state-of-the-art manufacturing equipment and processes.

Most recently, the company introduced a line of athletic-inspired turnout gear featuring fabrics that are significantly lighter in weight when compared to conventional gear. Called ATHLETIX™, the new protective clothing integrates stretch fabrics that allow a close, body-contoured fit to provide an unprecedented range of motion and flexibility.

“The acquisition of Globe comes at a time when the fire service industry is undergoing a significant mindset shift regarding firefighter health and wellness,” Mr. Lambert noted. “Given this trend, which is driving a need for multiple sets of turnout gear for individual firefighters, as well as a heightened awareness concerning the importance of routine laundering and care, this acquisition nicely positions MSA and Globe to meet those needs as well as any potential increase in the demand for firefighter turnout gear,” Mr. Lambert said.

Globe President Don Welch commented, “From the start, this acquisition has been about securing the future of Globe with a good fit for both organizations – from a culture standpoint, from a product synergy perspective and from a market coverage point of view,” he said. “We are excited about today’s news as we see this acquisition as a great match for Globe and for MSA on all of these fronts.”

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Mr. Lambert concluded: “The brands of MSA, Cairns Helmets (owned by MSA) and Globe represent more than 400 combined years of serving the fire service industry, with one common goal: protecting the health and safety of firefighters. Our combined organization will leverage both companies’ deep knowledge of firefighter needs, as well as our intense dedication to the individual firefighter, to create a dynamic new entity in the North American fire service market focused on advancing innovation in firefighter safety.”

The transaction is expected to close in the third quarter of 2017, subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals.

In connection with the transaction, Reed Smith LLP is providing legal counsel to MSA and Devine Millmet is providing legal counsel to Globe. Belden Hill Partners is acting as financial advisor to Globe.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2016 revenues of $1.15 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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About Globe Manufacturing Company

Globe owns and operates two protective clothing manufacturing facilities – one in Pittsfield, NH, and a second in Ada, Ok. – a facility located in Auburn, Maine, that specializes in firefighter footwear, and manages a protective clothing cleaning and repair facility in Fairfax, Va. These facilities represent 420 skilled employees and 145,000 square feet of combined manufacturing space, and incorporate some of the latest cutting and sewing manufacturing technologies available today. For more information visit Globe’s website at www.globeturnoutgear.com.

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